May 5, 2015

Dear Fellow Shareholders:

Due to the foreign currency headwinds, our largest customers got off to a slow start to 2015. The adverse effect of foreign currency is clearly evident when you look at our results by customer segment. Our online revenues from our 12 largest customers in Q1 2015, who have the most international exposure, were down 12% compared to our 12 largest customers a year ago. Revenues from our next largest 100 customers in the quarter, who have less exposure internationally, were up 20%. Further support for the point is that revenues from the rest of our customers, who tend to be smaller, VC-backed start-ups who primarily operate in North America, were up 26% compared to a year ago.

The foreign currency issues directly affected our international online revenues, which only grew 7% year over year. The challenging environment internationally for our largest customers carried over to North America as we saw the typical behavior from our large accounts when their revenue is under pressure; re-organizations, budget cuts and delays in starting new marketing programs, resulting in North American Core online revenue decreasing by 7%.

Q1 2015 Results

	(Unaudited; $’s in thousands)
	Three months ended March 31

Core Online	2015	2014	Growth
North America Core Online	$11,580	$12,487	-7%
International Core Online	6,377	6,179	3%
Total Core Online	17,957	18,666	-4%

IT Deal Alert
North America IT Deal Alert	4,523	3,077	47%
International IT Deal Alert	568	337	69%
Total IT Deal Alert	5,091	3,414	49%

Overall Online
North America Online	16,103	15,564	3%
International Online	6,945	6,516	7%
Total Overall Online	23,048	22,080	4%

Events	610	897	-32%

Total Revenues	$23,658	$22,977	3%

Adjusted EBITDA*	$3,047	$3,154	-3%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined later in this Shareholder Letter

On the bright side, despite these headwinds, IT Deal Alert™ revenue grew 49% year over year and 12% sequentially from Q4 2014 to Q1 2015. We had over 230 active IT Deal Alert customers in the quarter. We successfully introduced two new offerings, Deal Data™ and Priority Engine™. We have more than 30 customers who have bought the new data services, with approximately two-thirds of Priority Engine customers signing up for annual subscriptions.

Based on the current environment, we are adjusting our international growth assumptions for 2015. We originally expected 20% international online growth and we are now forecasting approximately 10%. Despite the slow start and foreign currency headwinds, we continue to believe that we can grow North American Core Online revenues by single digits and IT Deal Alert revenues by 50% in 2015. Our original revenue range for 2015 was $120 million to $124 million; we are now forecasting $116 million to $120 million. Our original range for adjusted EBITDA was $28 million to $30 million and we are now projecting $26 million to $28 million.

Reflecting the confidence we have in our business, the large opportunity in front of us, the attractive valuation of our stock and our continued commitment to enhancing shareholder value, our Board has authorized an additional $10 million for our share buyback program.

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Gross Margins

Total gross profit margin for Q1 2015 was 70%, compared to 71% for Q1 2014. Online gross profit margin remained flat at 72% compared to Q1 2014; events gross profit margin decreased to 25% for Q1 2015, as compared to 39% for Q1 2014.

IT Deal Alert Update

IT Deal Alert revenues were $5.1 million in Q1 2015, up 49% from Q1 2014 and up 12% sequentially from Q4 2014. We had over 230 active customers in the quarter, up approximately 20% from Q4 2014.

Investors often ask the question, “Does IT Deal Alert cannibalize Core Online revenue”? This quarter that question is especially pertinent as IT Deal Alert revenues grew sequentially, while core revenues declined sequentially. The answer to that question is “no”. We ran an analysis to examine whether customers who decreased their core spend in Q1 2015 from Q4 2014 had increased their IT Deal Alert spend from Q4 2014 to Q1 2015. In aggregate, the IT Deal Alert spend for that customer set was roughly flat in Q1 2015 compared to Q4 2014. We continue to be confident in our belief that IT Deal Alert does not cannibalize core online revenue and in fact, supports it, by reinforcing our overall value proposition.

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Our major focus this past quarter was rolling out two new offerings; Priority Engine and Deal Data. We are off to a good start as we currently have over 30 customers who have bought products. Approximately two-thirds of Priority Engine customers have signed annual deals with an annual aggregate contract value in excess of $1 million. We are recognizing this revenue ratably over the term of the agreements, so most of this revenue will be recognized in later quarters, including into 2016. We are pleased with the reception these offerings are receiving in the market. Obviously, we are in the early stages of rolling these products out and still in the learning stage as we talk to prospects and implement the service with early adopters.

Today, we are announcing the launch of TechTarget Research, as the newest offering in our suite of IT Deal Alert products, and the hiring of market research industry veteran Ken Male to head up that effort. Our goal is to bring market share and pricing transparency to the enterprise IT market. We believe that this will be disruptive and has the potential to be a game-changer for TechTarget. Currently, we collect “pre-deal data” on nearly 60,000 enterprise IT deals per year. Through monitoring the content consumption of the millions of IT users on our websites, combined with approximately 13,000 completed monthly surveys, we know which technologies are growing and which vendors are being considered for these purchases. We intend to close this loop by collecting “post-deal data”. We have started to follow up with IT buyers to find out which vendor they bought from, who came in second and third, the size of the deal, the discount negotiated and whether the incumbent vendor won or was displaced. In addition to this quantitative data, we are also collecting qualitative data to understand the “whys” behind these decisions. With this data, we plan to offer real time market share statistics in dozens of niche IT categories as well as pricing trends. Bringing transparency to the enterprise IT market is very valuable to our community of IT professionals as it will help them make more informed technology decisions and negotiate better deals. We are also developing a large reference database independent of the vendors that our audience has told us is especially important to them. We plan to monetize this “post-deal data” by selling this research to IT vendors and investors.

Ken Male is uniquely qualified to lead this effort. He has years of experience at Gartner, Jupiter Research and was the founder and CEO of TheInfoPro, which he sold to The 451 Group. TheInfoPro conducted in-depth quarterly surveys with CIOs, shared the results with the participants and sold access to the data to IT vendors and investors. We plan on introducing and selling our first TechTarget Research products in the second half of this year and believe that these new offerings have the potential to be a significant contributor to our growth in 2016 and beyond.

International Update

International online revenue grew 7% in the quarter compared to the prior year period. This is compared to 31% annual growth in Q4 2014. We saw a sudden deceleration due to foreign currency issues affecting our largest customers, as they have less to spend on marketing and are delaying programs. Reflective of this change in the environment, we are now forecasting 10% international growth in 2015 versus our original forecast of 20%.

Traffic Update

The traffic story continues to be strong. Organic traffic represented 96% of traffic in the quarter, growing almost 20% in the quarter over the prior year period. In regards to the Google algorithm change in April 2015 to favor mobile-friendly sites, we have seen little change. Our sites are responsively designed, which means that they are able to determine if a user is accessing the web from a smartphone, tablet or desktop computer and serve the page being viewed in the appropriate format; thus, our sites are deemed mobile-friendly by Google. Most major content sites are designed this way so we would not gain a search advantage versus them in this regard. Theoretically, we could increase search value against smaller sites that are not responsively designed. Bottom line, we expect this change to be neutral to mildly positive.

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Share Buyback

We did not repurchase any shares in the past quarter under our buyback plan. As of March 31, 2015, we had approximately $5 million available in our existing buyback plan.

Our Board has authorized an additional $10 million to be used to repurchase shares under our buyback plan, reflecting confidence in our business, the large opportunity in front of us, the attractive valuation of our stock and our continued commitment to enhancing shareholder value.

Balance Sheet

The Company’s balance sheet remains strong with approximately $37.5 million in cash and investments as of March 31, 2015. The Company has no debt.

Foreign Exchange Update

Foreign exchange adversely affected revenue growth by 1.4% in the quarter. While the direct effect was less than 2%, the indirect effect is much larger given that this is a major issue confronting our largest customers.

Q2 and Revised Full Year 2015 Guidance

For Q2 2015, we expect overall revenues to be between $27.9 million and $29.1 million. We expect online revenues to be between $26 million and $27 million. We expect event revenues to be between $1.9 million and $2.1 million. We expect adjusted EBITDA to be between $5.0 million and $6.0 million.

For the full year 2015, we are forecasting overall revenues to be between $116 million and $120 million. We are expecting adjusted EBITDA to between $26 million and $28 million.

We are forecasting that IT Deal Alert revenues will grow at least 50%, International revenues will grow approximately 10% and that North American Core Online revenue will grow in the single digits and Events revenue will decline in the single digits.

Conclusion

The foreign currency headwinds do not change our medium and long term outlook on the large market opportunity for TechTarget. Our customers are committed to becoming data driven sales and marketing organizations. We believe that our ownership of the best purchase intent data in the IT market positions us as the leader in helping our customers make this transition. We continue to innovate in this area as evidenced by the announcement of our new Research efforts today. We plan on using our strong balance sheet and cash flow to invest in the business and bet on ourselves through increased share repurchases.

Sincerely,

Greg Strakosch

CEO

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(C) 2015 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (May 5, 2015). These results will be posted to the Investor Information section of our website simultaneously with our press release.

NOTE: Our Chief Executive Officer’s Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Information section of our website at http://investor.techtarget.com/. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-855-669-9657 (Canadian callers) or 1-412-902-4191 (International callers). For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 5, 2015 one (1) hour after the conference call through June 5, 2015 at 9:00 a.m. ET. To listen to the replay, for US, dial 1-877-344-7529 and use the conference number 10062490. Canadian callers should dial 1-855-669-9658 and also use the conference number 10062490. International callers should dial 1-412-317-0088 and also use the conference number 10062490. The webcast replay will also be available for replay on http://investor.techtarget.com/ during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude secondary offering costs, stock-based compensation and restructuring charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, secondary offering costs and restructuring charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare the Company’s operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly

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tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this letter may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or referenced in this letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this letter and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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TECHTARGET, INC.

Consolidated Statements of Operations

(in 000’s, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues:
Online	$23,048	$22,080
Events	610	897

Total revenues	23,658	22,977

Cost of revenues:
Online(1)	6,529	6,090
Events(1)	455	547

Total cost of revenues	6,984	6,637

Gross profit	16,674	16,340

Operating expenses:
Selling and marketing(1)	10,341	9,746
Product development(1)	1,776	1,605
General and administrative(1)	3,020	3,352
Depreciation	1,008	989
Amortization of intangible assets	373	451

Total operating expenses	16,518	16,143

Operating income	156	197
Interest and other (expense) income, net	(163)	10

(Loss) income before (benefit from) provision for income taxes	(7)	207
(Benefit from) provision for income taxes	(354)	72

Net income	$347	$135

Net income per common share:
Basic	$0.01	$0.00

Net income per common share:
Diluted	$0.01	$0.00

Weighted average common shares outstanding:
Basic	33,136	32,684

Weighted average common shares outstanding:
Diluted	34,971	33,631

(1) Amounts include stock-based compensation expense as follows:

Cost of online revenues	$14	$30
Cost of events revenues	—	4
Selling and marketing	689	688
Product development	10	31
General and administrative	734	654

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TECHTARGET, INC.

Consolidated Balance Sheets

(in 000’s, except share and per share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$17,664	$19,275
Short-term investments	3,755	5,480
Accounts receivable, net of allowance for doubtful accounts of $1,151 and $1,014 as of March 31, 2015 and December 31, 2014, respectively	26,687	23,200
Prepaid expenses and other current assets	3,874	2,842
Deferred tax assets	2,710	2,674

Total current assets	54,690	53,471
Property and equipment, net	9,085	9,215
Long-term investments	16,038	13,428
Goodwill	93,849	93,979
Intangible assets, net of accumulated amortization	2,483	2,995
Deferred tax assets	3,230	3,230
Other assets	1,110	1,166

Total assets	$180,485	$177,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,448	$2,733
Accrued expenses and other current liabilities	2,881	2,719
Accrued compensation expenses	553	3,043
Contingent consideration	1,048	—
Income taxes payable	1,201	1,088
Deferred revenue	8,244	6,940

Total current liabilities	16,375	16,523
Long-term liabilities:
Deferred rent	2,527	2,598
Deferred tax liabilities	423	473
Contingent consideration	—	1,114
Other liabilities	—	930

Total liabilities	19,325	21,638
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 50,300,449 shares issued and 33,084,563 shares outstanding at March 31, 2015 and 49,587,137 shares issued and 32,371,251 shares outstanding at December 31, 2014	51	50
Treasury stock, 17,215,886 shares at March 31, 2015 and December 31, 2014, at cost	(98,851)	(98,851)
Additional paid-in capital	285,800	280,702
Accumulated other comprehensive loss	(219)	(87)
Accumulated deficit	(25,621)	(25,968)

Total stockholders’ equity	161,160	155,846

Total liabilities and stockholders’ equity	$180,485	$177,484

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted EBITDA

(in $000’s)

	For the Three Months Ended March 31,
	2015	2014
	(unaudited)

Net income	$347	$135

Interest and other expense (income), net	163	(10)
(Benefit from) provision for income taxes	(354)	72
Depreciation	1,008	989
Amortization of purchase price adjustment	63	110
Amortization of intangible assets	373	451

EBITDA	1,600	1,747

Stock-based compensation expense	1,447	1,407

Adjusted EBITDA	$3,047	$3,154

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and Net Income per Diluted Share to

Adjusted Net Income per Share

(in 000’s, except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited)

Net income	$347	$135
Income tax (benefit) provision	(354)	72

Net (loss) income before taxes	$(7)	$207
Amortization of intangible assets	373	451
Stock-based compensation expense	1,447	1,407
Amortization of purchase price adjustment	63	110
Foreign exchange loss (gain)	172	(20)
Adjusted income tax provision*	(848)	(900)

Adjusted net income	$1,200	$1,255

Net income per diluted share	$0.01	$0.00

Weighted average diluted shares outstanding	34,971	33,631

Adjusted net income per share	$0.03	$0.04
Adjusted weighted average diluted shares outstanding	34,971	33,631

*	Adjusted income tax provision was calculated using our effective tax rate, excluding discrete items, for each respective period.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended June 30, 2015 and Revised Year Ended December 31, 2015

(in 000’s)

	For the Three Months Ended June 30, 2015		[Revised May 2015] For the Twelve Months Ended December 31, 2015
	Range		Range

Online	$26,000	$27,000	$108,000	$112,000
Events	1,900	2,100	8,000	8,000

Total revenues	$27,900	$29,100	$116,000	$120,000

Adjusted EBITDA	$5,000	$6,000	$26,000	$28,000

Depreciation, amortization and stock-based compensation	2,800	2,800	12,600	13,080
Interest income, net	(15)	(15)	(60)	(60)
Provision for income taxes	930	1,350	5,660	6,280

Net income	$1,285	$1,865	$7,800	$8,700

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